Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-                    ) pertaining to the Team Health Holdings, Inc. 2010 Employee Stock Purchase Plan and the Team Health Holdings, Inc. 2010 Nonqualified Stock Purchase Plan of our report dated March 12, 2010, with respect to the consolidated financial statements and schedule of Team Health Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP
Ernst & Young LLP

Nashville, TN

May 27, 2010